INVESTMENT AGREEMENT

INVESTMENT AGREEMENT (this “Agreement”), dated as of December 18, 2008, between PCMT Corporation, a Delaware corporation (the “Company”) and Suspect Detection Systems Ltd., an Israeli corporation (“SDS”) (the Company and SDS collectively shall be referred to herein, for convenience purposes only, as the "Parties" and each of them as a "Party").

WHEREAS, the Parties desire that as consideration for the aggregate sum of US$820,000 previously submitted by the Company to SDS (the "Previous Sum") pursuant to the Letter Agreements dated October 18, 2007, November 14, 2007, January 10, 2008, May 18, 2008 and October 20, 2008 (collectively, the “Letter Agreements”) and an additional payment to be made by the Company to SDS in the amount of US$280,000 (the "Additional Payment"), SDS shall issue to the Company such amount of ordinary shares of SDS, par value NIS 0.01 per share, ("Ordinary Shares") which shall represent 51% of the issued and outstanding share capital of SDS pursuant to the terms and provisions of this Agreement;

WHEREAS, the Parties desire to terminate the Stock Purchase Agreement dated April 30, 2008, by and among the Company, SDS, the Principal (as defined below) and the other parties thereto (the “SPA”) simultaneous with the execution and delivery of this Agreement, and all of the parties to the SPA have executed and signed the termination agreement attached hereto as Exhibit A;

NOW, THEREFORE, for good and valuable consideration, the receipt and adequacy of which are hereby acknowledged, the Parties hereto hereby agree as follows:

1.           Issuance of Shares to the Company.  In consideration for the Previous Sum and the Additional Payment, at the First Closing (as defined below), SDS shall issue to the Company 1,218,062 Ordinary Shares (the “Shares”), which shall represent 51% of the then issued and outstanding share capital of SDS.

2.           Employment Agreement. Following the execution and delivery of this Agreement, the Employment Agreement between SDS and Mr. Shabtai Shoval (the "Principal") attached hereto as Exhibit B (the "Employment Agreement") will be signed.

For purposes of clarification, after the First Closing the Principal shall remain the Chief Executive Officer of SDS pursuant to the terms of the Employment Agreement.

3.           The First Closing: Time of the First Closing. The consummation of the transaction described in Sections 1 and 2 above shall take place at such time and place as the Parties hereto may agree (the “First Closing”) and in any case within 7 days after the satisfaction of all the conditions or actions to be preformed on or prior to the First Closing under the terms of this Agreement and delivery of all of the items specified in Section 4 below, provided, however, that the Closing shall not occur before the completion of the Company’s current report on Form 8-K regarding the transactions contemplated by this Agreement including, without limitation, the requisite financial statements, which the Company hereby undertakes to make its best efforts to complete in a timely manner.

4.           First Closing: Deliverables.  At the First Closing, the delivery of the following documents shall occur simultaneously, and no document shall be deemed to have been delivered until all required documents are delivered:

(1)
SDS shall deliver to the Company (i) a stock certificate representing the Shares, (ii) an updated share register of SDS showing the issuance of the Shares to the Company and the ownership of the Company thereof, and (iii) the documents and forms to be filed with the Israeli Registrar with respect to the issuance of the Shares;

(2)
The Company shall deliver to SDS and the Principal an executed Guarantee Agreement substantially in the form attached hereto as Exhibit C pursuant to which the Company guarantees the performance of all of SDS's obligations under the Employment Agreement;

(3)
The Israeli Office of the Chief Scientist (the "OCS") shall have approved the transaction contemplated by this Agreement and the Company shall deliver to SDS an executed undertaking, addressed to OCS, substantially in the form of Exhibit D hereto;

(4)
PCMT shall pay SDS the Additional Payment by a wire transfer of immediately available funds in US dollars to SDS's bank account, details of which shall be  provided by SDS to the Company at least 3 days prior to the First Closing;

(5)
To the extent necessary, SDS shall deliver to the Company a waiver, executed by NG – The Northern Group LP ("NG") and in form and substance satisfactory to the Company, with respect to any right or rights of NG under the Amended and Restated Articles of Association of SDS (the “SDS Articles”) or otherwise associated with the Series A Preferred Shares of SDS held by NG, including rights of first refusal, the exercise of which may interfere with the consummation of the transaction as contemplated by this Agreement. Prior to or upon the First Closing, NG shall have converted its said Series A Preferred Shares of SDS into Ordinary Shares in SDS on a one-to-one ratio;

(6)	The shareholders of SDS shall have approved replacing the SDS Articles with Amended and Restated Articles of Association in the form attached hereto as Exhibit E; and

(7)	The 7,000,000 shares of Common Stock owned by Nachum Bernstein shall have been cancelled and returned to the Company and the Company shall deliver to SDS evidence to such effect satisfactory to SDS.

5.           Representations and Warranties of SDS. As further inducement to the Company to enter into this Agreement and to consummate the transaction contemplated herein, SDS hereby represents and warrants to the Company that as of the First Closing:

5.1           Organization and Good Standing.  SDS is duly organized and validly existing under the laws of the State of Israel, with full power and authority to own, lease, use and operate its properties and to carry on its business as and where now owned, leased, used, operated and conducted.  SDS does not own, directly or indirectly, any capital stock of any corporation or any equity, profit sharing, participation or other interest in any corporation, partnership, limited liability company, joint venture or other entity.

5.2            Capitalization.  Immediately prior to the First Closing and subject to the delivery of an executed waiver by NG pursuant to Section 4(5) above and the conversion of NG's Series A Preferred Shares of SDS into ordinary shares, the authorized share capital of SDS will consist of (a) 20,000,000 Ordinary Shares, NIS 0.01 par value per share, authorized, 1,170,295 of which shares are issued and outstanding, fully paid and non-assessable, (i) with each holder thereof being entitled to cast one vote for each share held on all matters properly submitted to the shareholders for their vote, and (ii) there being no pre-emptive or similar rights and no cumulative voting. Other than as set forth in Schedule 5.2, SDS has no shares reserved for issuance pursuant to a stock option plan or agreement or pursuant to securities exercisable for, or convertible into or exchangeable for shares of its capital stock.  The issuance of the Shares, and all issuances by SDS of shares of its capital stock in past transactions have been legally and validly effected.  The issuance of the Shares and all past issuances of shares of SDS were conducted in full compliance with the requirements of Israeli law and the then effective Articles of Association of SDS.  Other than as set forth on Schedule 5.2 to this Agreement, there are (i) no outstanding options, warrants, scrip, rights to subscribe for, puts, calls, rights of first refusal, agreements, understandings, claims or other commitments or rights of any character whatsoever relating to, or securities or rights convertible into or exchangeable for any shares of capital stock of SDS or arrangements by which SDS is or may become bound to issue additional shares of capital stock, (ii) no agreements or arrangements under which SDS is obligated to register for resale any of its securities under the US Securities Act of 1933, as amended, and (iii) no anti-dilution or price adjustment provisions contained in any security issued by SDS (or in any agreement providing any such rights).

Upon the First Closing, the Company will own 51% of the then issued and outstanding share capital of SDS.  The Shares are duly authorized and will be duly and validly issued, fully paid and nonassessable, free and clear of all Encumbrances and in full compliance with Israeli securities laws.

5.3           Authorization.  SDS has the requisite corporate power and authority to enter into and perform its obligations under this Agreement and the documents ancillary hereto and to issue the Shares; (b) the execution and delivery of this Agreement and the documents ancillary hereto by SDS and the consummation by it of the transaction contemplated hereby and thereby have been duly authorized by all necessary corporate action and assuming the receipt of the consent of the Office of Chief Scientist and NG, no further consent or authorization of SDS or any other party is required; and (c) this Agreement and the documents ancillary hereto has been duly executed and delivered by SDS and constitutes a valid and binding obligation of SDS enforceable against it in accordance with their respective terms except as such enforceability may be limited by bankruptcy, insolvency, reorganization, debtor relief or similar laws affecting the rights of creditors generally and by general principles of equity. Assuming the receipt of the consent of the Office of Chief Scientist and NG, all consents, approvals, authorizations and orders, required for the consummation by SDS of the transaction on its part contemplated under this Agreement and the documents ancillary hereto, have been obtained.

5.4           No Conflict.  Assuming the receipt of the consent of the Office of Chief Scientist and NG, none of the execution, delivery, or performance of this Agreement and any documents ancillary hereto, and the consummation of the transaction contemplated hereby and thereby, conflicts or will conflict with, or (with or without notice or lapse of time, or both) result in a termination, breach or violation of (i) to the best of SDS's knowledge, any instrument, contract or agreement to which SDS is a Party or by which it or its assets is bound; (ii) the SDS Articles, or (iii) to the best of SDS's knowledge, any federal, state, local or foreign law, ordinance, judgment, decree, order, statute, or regulation, or that of any other governmental body or authority, applicable to SDS.

5.5           Intellectual Property.

(a)  Schedule 5.5(a) annexed hereto is a complete and accurate list of all the patents, patent applications, patent rights, inventions, know-how, trade secrets, trademarks, trademark applications, service marks, service names, trade names and copyrights (the “Intellectual Property”) registered by SDS, or with respect to which SDS has any rights, and it specifies, where applicable, the jurisdictions in which each such item of Intellectual Property has been issued or registered or in which an application for such issuance and registration has been filed. Prior to the date hereof, the Company has been provided with the respective registration or application numbers. Other than as set forth in Schedule 5.5(a), all of the Intellectual Property is valid and subsisting, all necessary registration, maintenance and renewal fees currently due in connection with such Intellectual Property have been made and all necessary documents, recordations and certificates in connection with such Intellectual Property have been filed with the relevant patent, copyright, trademark or other authorities in Israel and or in foreign jurisdictions, as the case may be, for the purposes of maintaining such Intellectual Property.  Other than as set forth in Schedule 5.5(a), there is no claim or action by any person pertaining to, or proceeding pending or threatened, which challenges the right of SDS with respect to any of the Intellectual Property.  Other than as set forth on Schedule 5.5(a), SDS owns and has good and exclusive title to, or has a license (sufficient for the conduct of its business as currently conducted and as proposed to be conducted) to, each item of the Intellectual Property free and clear of any Encumbrances (excluding licenses and related restrictions).  Other than as set forth in Schedule 5.5(a), none of the Intellectual Property is subject to any law, rule or regulation of the Israeli government, the United States government or any agency thereof, and there is no outstanding order of any governmental authority of competent jurisdiction in Israel or in the United States, restricting the use or licensing of any of the Intellectual Property.  For the purposes of this Agreement, the term “Encumbrances” shall mean all liens, pledges, hypothecations, charges, adverse claims, options, preferential arrangements or restrictions of any kind, including, without limitation, any restriction of the use, voting, transfer, receipt of income or other exercise of any attributes of ownership.

(b)              Other than as set forth in Schedule 5.5(b), all employees, consultants and subcontractors of SDS, and any other individual or entity, that took any part in the development of the Intellectual Property, have executed valid and subsisting agreements duly assigning and transferring all of their rights in the Intellectual Property to SDS.

(c)              Other than as set forth in Schedule 5.5(c), SDS is not obligated under any law, rule, regulation or order of the Israeli government, the United States government or any agency thereof, or any stipulation or agreement of any kind, to pay any royalty or other payment to any third party with respect to the marketing, sale, distribution, manufacture, license or use of any of the Intellectual Property.

(d)              Other than as set forth in Schedule 5.5(d), SDS has not violated and is not currently violating or infringing on any Intellectual Property of any other person or entity, and SDS has not received any communication alleging any such violation or infringement.

(e)              Other than as set forth in Schedule 5.5(e), all providers of services to SDS, and all persons and entities engaged by SDS that would have access to SDS’s Intellectual Property, have executed valid and subsisting non-disclosure agreements with SDS with respect to SDS’s Intellectual Property.

(f)              SDS has taken reasonable security measures to protect the confidentiality and value of all of its Intellectual Property.

(g)              Except as set forth in Schedule 5.5(g), to SDS's knowledge the Principal is not obligated under any agreement (including licenses, covenants or other commitments) or subject to any judgment, decree or order of any court or governmental agency, that would interfere in a material manner with his ability to carry out his duties to SDS as contemplated by the Employment Agreement.

(h)              Except as set forth in Schedule 5.5(h), SDS has not received any grant or other benefit from the United States government or the Israeli government, through the office of the Chief Scientist under the Encouragement of Research and Development in Industry Law, 5744-1984, or otherwise.

5.6           No Loan Agreements.  SDS is not a party to any contract, arrangement or agreement, whether oral or in writing, including without limitation, loan agreements, credit lines, promissory notes, mortgages, pledges, guarantees, security agreements, factoring agreements, letters of credit, powers of attorney or other arrangements to loan or borrow money or extend credit.

5.7           Taxes.  SDS has made or filed all income and all other tax returns, reports and declarations required by any jurisdiction to which it is subject and has paid all taxes and other governmental assessments and charges that are material in amount, shown or determined to be due on such returns, reports and declarations.  There are no unpaid taxes claimed to be due by the taxing authority of any jurisdiction, and SDS knows of no basis for any such claim.  SDS has not executed a waiver with respect to the statute of limitations relating to the assessment or collection of any foreign, federal, state or local tax.  None of SDS’s tax returns is presently being audited by any taxing authority.

5.8           Licenses.  SDS is in possession of all franchises, grants, authorizations, licenses, permits, easements, variances, exemptions, consents, certificates, approvals and orders necessary to own, lease and operate its properties and to carry on its business as it is now being conducted (collectively, the “Permits”), and there is no action pending or threatened regarding suspension or cancellation of any of the Permits.  SDS is not in conflict with, or in material default or violation of, any of the Permits.  SDS has not received any notification with respect to possible conflicts, defaults or violations of applicable laws, except for notices relating to possible conflicts, defaults or violations that have not been resolved.

5.9           Real Property.  SDS does not own any real property.

5.10          Information.  All information relating to or concerning SDS that has been provided to the Company by SDS and all of the representations and warranties of SDS set forth in this Agreement and otherwise in connection with the transaction contemplated hereby, are true and correct in all material respects and SDS has not omitted to state any fact necessary in order to make the statements made herein or therein, in light of the circumstances under which they were made, not misleading.  No event or circumstance has occurred or exists with respect to SDS or its business, properties, prospects, operations or financial conditions, which, under applicable law, rule or regulation, requires public disclosure or announcement by SDS but which has not been so publicly announced or disclosed.  There is no fact known to SDS that has specific application to SDS or the Shares and that materially adversely affects or, as far as can be reasonably foreseen, materially threatens SDS or the Shares that has not been set forth in this Agreement.

6.      Representations and Warranties of the Company.  As further inducement to SDS to enter into this Agreement and to consummate the transaction contemplated herein, the Company hereby represents and warrants to SDS that as of the First Closing:

6.1           Organization and Good Standing.  The Company is duly organized, validly existing and in good standing under the applicable laws of the state of its incorporation and has full power and authority to own, lease, use and operate its properties and to carry on its business as and where now owned, leased, used, operated and conducted.

6.2           Authority.  The execution and delivery of this Agreement and the documents ancillary hereto, and the transaction contemplated hereby and thereby, have been duly approved by the board of directors of the Company and does not require the approval of the shareholders of the Company.  This Agreement and the documents ancillary hereto constitute the legal, valid and binding obligations of the Company, enforceable against the Company in accordance with the terms hereof and thereof except as such enforceability may be limited by bankruptcy, insolvency, reorganization, debtor relief or similar laws affecting the rights of creditors generally and by general principles of equity.

6.3           Consents. All consents, approvals, authorizations and orders, required for the consummation by the Company of any of the transactions on its part contemplated under this Agreement and the documents ancillary hereto, have been obtained, and all reports required by the Company with any governmental authority prior to the execution of this Agreement and the First Closing have been made, other than the Current Report on Form 8-K which shall be filed by the Company within four days from the First Closing.

6.4           No Conflict.  None of the execution, delivery, or performance of this Agreement and the documents ancillary hereto, and the consummation of the transaction contemplated hereby and thereby, conflicts or will conflict with, or (with or without notice or lapse of time, or both) result in a termination, breach or violation of (i) to the best of the Company’s knowledge, any instrument, contract or agreement to which the Company is a party or by which it or its assets is bound; (ii) the certificate of incorporation and by-laws of the Company, or (iii) to the best of the Company’s knowledge, any federal, state, local or foreign law, ordinance, judgment, decree, order, statute, or regulation, or that of any other governmental body or authority, applicable to the Company.

6.5           Company Reports.  The Company has timely filed all reports, schedules, forms, statements and other documents required to be filed by the Company with the Securities and Exchange Commission pursuant to the requirements of the Securities Exchange Act of 1934, as amended (the “Exchange Act”).  To the best knowledge of the Company, as of their respective dates, all reports, schedules, forms, statements and other documents filed by the Company with the Securities and Exchange Commission (the “SEC Documents”) complied in all material respects with the requirements of the Exchange Act and applicable rules and regulations as in effect at the time of filing, and none of the SEC Documents, at the time they were filed, contained any untrue statement of a material fact or omitted to state a material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they were made, not misleading.

6.6           Company Fund Raising.   The Company has actually received an aggregate amount of at least US$ 1,493,700 through the sale of non-debt equity securities of the Company during the period commencing October 2, 2007 and ending on December 1, 2008 and the use of such monies by the Company is not restricted in any manner.

6.7           Litigation.  There is no civil, criminal or administrative suit, claim, hearing, inquiry, action, proceeding or investigation pending, to which the Company is a party, or to the best of the Company’s knowledge, threatened in writing to the Company, against the Company, except as would not, individually or in the aggregate, reasonably be expected to have a material adverse effect on the Company and its business. The Company is not subject to any outstanding order, writ, injunction or decree, except as would not, individually or in the aggregate, reasonably be expected to have a material adverse effect on the Company or its business. There has not been, and to the best knowledge of the Company, there is no pending or contemplated, civil, criminal or administrative suit, claim or investigation, including by the Securities and Exchange Commission, in which the Company or any current or former officer or director of the Company, in his or her capacity as such, is a party or the subject thereof.

6.8           Listing and Maintenance Requirements.  The shares of Common Stock of the Company ("Common Stock") are registered pursuant to Section 12(g) of the Exchange Act, and the Company has taken no action designed to, or which to its knowledge is likely to have the effect of, terminating the registration of the Common Stock under the Exchange Act nor has the Company received any notification that the Commission is contemplating terminating such registration.  The Company has not, in the 12 months preceding the date hereof, received notice from the OTC Bulletin Board to the effect that the shares of Common Stock will not continue to be listed for trade on the OTC Bulletin Board. The Company is, and has no reason to believe that the shares of Common Stock will not in the foreseeable future continue to be listed for trade on the OTC Bulletin Board.

6.9           As of the date of this Agreement, there were 72,689,668 issued and outstanding shares of Common Stock.

6.10          Securities Representations.  The Company understands and acknowledges that the Shares are not being offered pursuant to a prospectus or similar document and have not been registered under the United States Securities Act of 1933, as amended (the "Securities Act"), the Israeli Securities Law - 1968, as amended, or of any other state or jurisdiction, and the Company acknowledges that the Shares are “restricted securities” and are not, and will not be, tradable unless they are subsequently registered under applicable securities laws or an exemption from such registration is available.

The Company is purchasing the Shares for investment purposes, for its own account as principal and not with a view to or for distributing or reselling the Shares or any part thereof, and agrees that it will not divide its interest in the Shares with others, resell, or otherwise distribute the Shares in violation of federal or state securities laws. The Company does not have any contract, undertaking, agreement or arrangement with any person to sell, transfer or grant participations to such person or to any third person, with respect to the Shares.

The Company is able, by reason of the business and financial experience of its officers and professional advisors (who are not affiliated with or compensated in any way by the Company or any of its affiliates or selling agents), to protect its own interests in connection with the transactions described in the Agreement and the documents ancillary thereto.

The Company understands that (i) there is and will be no market for the Shares, (ii) the sale of the Shares has not been and will not be registered under the Securities Act in reliance, inter alia, on the exemption for non-public offerings provided by Section 4(2) of the Securities Act and Regulation D promulgated thereunder and must be held indefinitely unless it is subsequently registered under the Securities Act or an exemption from such registration is available, (iii) SDS is under no obligation to register the Shares on the Company's behalf or to assist the Company in complying with any exemption from registration or to qualify for any such exemption.

The Company has been provided with an opportunity for a reasonable period of time prior to the date of the Agreement to obtain additional information concerning the Shares and SDS and all other information to the extent SDS possesses such information or can acquire it without unreasonable effort or expense and has had the opportunity to ask such questions as it has deemed necessary of, and to receive answers from, representatives of SDS concerning the terms and conditions of the Shares and the merits and risks of investing in the Shares.

The Company understands that no federal or state agency has passed upon the Shares or made any finding or determination as to the fairness of the investment or any recommendation or endorsement of the Shares.

The Company understands and acknowledges that: (i) the Shares are being offered and sold to it without registration under the Securities Act in a private placement that is exempt from the registration provisions of the Securities Act and (ii) the availability of such exemption depends in part on, and SDS will rely upon the accuracy and truthfulness of, the foregoing representations and the Company hereby consents to such reliance.

The Company understands and agrees that each certificate representing the Shares may be endorsed with an appropriate restrictive legend in SDS’s reasonable discretion.

6.11          SDS Financial Condition. The Company is fully aware of SDS' financial condition, results of operations and prospects and acknowledges and agrees that neither SDS, nor its representatives, directors, officers, shareholders, agents and affiliates made any representations or warranties to the Company with respect to the same, including prior to the execution of this Agreement, other than as expressly set forth in this Agreement and in any document ancillary hereto.

7.      Indemnification; Survival.

7.1           Indemnification.  SDS shall indemnify and hold harmless the Company, its agents, beneficiaries, affiliates, representatives and their respective successors and assigns (collectively, the “Company Indemnified Persons”) from and against any and all damages, losses, liabilities, taxes, costs and expenses (including, without limitation, attorneys’ fees and costs) (collectively, “Losses”) resulting directly or indirectly from (a) any inaccuracy, misrepresentation, breach of warranty or non-fulfillment of any of the representations and warranties made by SDS and contained in this Agreement, or any actions, omissions or statements of fact inconsistent in any material respect with any such representation or warranty, (b) any failure on the part of SDS to perform or comply with any agreement, covenant or obligation in this Agreement; provided, however, that (i) the indemnification pursuant to this Section 7.1 shall terminate on the second anniversary of this Agreement, and it shall have no further force or effect thereafter, notwithstanding anything to the contrary contained in any provision of this Agreement or applicable law; and (ii) the indemnification provided under this Section 7.1 shall be limited, in that SDS’s total liability to the Company and to any other Company Indemnified Person, in the aggregate, for all claims made under this Section 7.1, by the Company and any other Company Indemnified Person, at any time or from time to time, shall not exceed an aggregate maximum amount of US$10,000.

The Company shall indemnify SDS, its agents, beneficiaries, affiliates, representatives, shareholders and their respective successors and assigns, and hold each of them harmless from and against any and all damages, losses, liabilities, taxes, costs and expenses (including, without limitation, attorneys’ fees and costs) resulting directly or indirectly from (A) any inaccuracy, misrepresentation, breach of warranty or non-fulfillment of any of the representations and warranties of the Company in this Agreement, or any actions, omissions or statements of fact inconsistent in any material respect with any such representation or warranty, (B) any failure by the Company to perform or comply with any agreement, covenant or obligation in this Agreement; provided, however, that (1) the indemnification provided by the Company pursuant to this Section 7.1 shall terminate on the second anniversary of this Agreement, and it shall have no further force or effect thereafter, notwithstanding anything to the contrary contained in any provision of this Agreement or applicable law; and (2) the indemnification provided by the Company under this Section 7.1 shall be limited, in that the Company’s total liability to SDS, its agents, beneficiaries, affiliates, representatives, shareholders and their respective successors and assigns, in the aggregate, for all claims made under this Section 7.1 at any time or from time to time, shall not exceed an aggregate maximum amount of US$10,000. Notwithstanding the aforementioned, the limitations set forth in the previous sentence shall not apply to Section 6.9.

The provisions of this Section 7.1 shall be the sole and exclusive remedy for breaches of the matters set forth in said Section.

7.2           Survival.  Unless otherwise stated in this Agreement, all covenants and agreements of the Parties contained herein or in any other certificate or document delivered pursuant hereto shall survive the date hereof until the later of the expiration of the applicable statute of limitations or the second anniversary of the date hereof.

8.  Voting on Future Investments in SDS.

The Company agrees and undertakes to vote all of its Ordinary Shares to approve and/or, to the fullest extent permitted by applicable law, to take all other actions necessary, appropriate or desirable (including, but not limited to, amending the SDS Articles and procuring that all of the directors appointed by it vote in favor thereof) to ensure the consummation of, future financings in SDS as may be presented to SDS from time to time by the current shareholders of SDS as of the date hereof (the “Current Shareholders”), provided that (i) the Current Shareholders of SDS holding 15% (fifteen percent) of the issued and outstanding Ordinary Shares at such time approve said financing, and (ii) the terms and conditions of such financing in SDS are reasonable. The aforementioned shall not derogate from the Company’s rights of pre-emption under the then effective Articles of Association of SDS, if any and if applicable to such financing.

Notwithstanding the above, if a reasonable offer to make an equity investment in SDS (a “Financing”) is made by a third party which is a viable source of financing other than a source introduced or initiated by the Company or its affiliates or representatives (a “Third Party”), then prior to accepting such funds (in SDS’ sole discretion) the Company shall have a right of first refusal to make an equity investment on the same terms and conditions as the Financing (subject, for the removal of doubt, to any rights of pre-emption afforded to the other shareholders of SDS under the then effective Articles of Association of SDS, if any) and consummate such Financing within 30 days from receipt by SDS of the proposal made by the Third Party. If the Company fails to consummate such Financing within such 30 day period, the Company agrees and undertakes to vote all of its Ordinary Shares to approve and/or, to the fullest extent permitted by applicable law, to take all other actions necessary, appropriate or desirable (including, but not limited to, amending the SDS Articles and procuring that all of the directors appointed by it vote in favor thereof) to ensure the consummation of such Financing by the Third Party. For the removal of doubt, SDS shall be under no obligation to accept or agree to any offer from a Third Party.

9.  Put Option and Second Closing.

9.1            Upon execution and delivery of this Agreement, the Parties hereto will promptly negotiate in good faith the terms and conditions of an agreement (the "Second Agreement") implementing the below understandings between the Parties and will make all reasonable efforts to have the other persons contemplated below to agree to the same. The Second Agreement shall also include customary terms and conditions, covenants, and representations and warranties satisfactory to the Parties.

(a)            The Company shall grant, without consideration, to each of the following three  shareholders of SDS: (i) the Principal, (ii) Mr. Ishayahu (Sigi) Horowitz ("Horowitz") and (iii) NG (the "Major Shareholders"), put options exercisable at any time, at their sole discretion, during a period of three (3) years commencing from the date of the Second Closing (as defined below) to exchange all of their respective Ordinary Shares into shares of Common Stock of the Company ("Put Options Shares"). The Principal and Horowitz shall agree that they will exercise their respective put options together.

 (b)           The Company shall grant, without consideration, to each of the holders of SDS convertible securities at the date of the First Closing (excluding any Additional SDS Options) ("SDS Options"), a list of which detailing the amount of SDS Options held by each of the holders shall be provided to the Company by SDS at the First Closing, the right exercisable at any time, at their sole discretion, during a period of three (3) years commencing from the date of the Second Closing to exchange all (or part) of the SDS Options into options to purchase shares of Common Stock ("PCMT Options"). The terms of the PCMT Options shall include an exercise price equal to $0.0001, a ten-year exercise period and shall provide for cashless exercise. The holders of at least 80% of the aggregate amount of the SDS Options and Additional SDS Options (as defined below) shall have agreed to exchange such convertible securities for the PCMT Options and Additional PCMT Options, as applicable, upon the exercise of the put option by the Principal and Horowitz.

(c)    The amount of the shares of Common Stock constituting Put Option Shares and underlying the PCMT Options shall equal an aggregate of 29,089,922 shares of Common Stock. Each of the Major Shareholders and holders of SDS Options shall be entitled to their pro-rata portion of the Put Options Shares and PCMT Options, respectively, according to their holdings of the share capital of SDS on a fully diluted basis immediately prior to the First Closing, excluding Additional SDS Options.

(d)            On or prior to the Second Closing, SDS shall grant, for no consideration, to each of the Principal, Eran Druckman and Gal Peleg options to purchase Ordinary Shares (the "Additional SDS Options") such that upon exchange of the same, as contemplated by Section 9.1(e) below, on the basis of the same ratio of the exchange of the Ordinary Shares and SDS Options, taken together, for the securities in the Company to be issued or issuable as contemplated by Sections 9.1(a) – (c) above, they shall receive options to purchase an aggregate maximum amount of 19,771,176 shares of Common Stock ("Additional PCMT Options").

(e)    The Company shall grant, without consideration, to each of the Principal, Eran Druckman and Gal Peleg, the right exercisable at any time, at their sole discretion, during a period of three (3) years commencing from the date of the Second Closing to exchange all (or part) of their Additional SDS Options into the Additional PCMT Options, according to their pro-rata portion of the Additional SDS Options. The terms of the Additional PCMT Options shall include an exercise price equal to $0.15 per share, a ten-year exercise period and shall provide for cashless exercise.

(f)    The consummation of the Second Agreement (the "Second Closing") shall be subject to the following conditions:

(i) The Company, the Major Shareholders, Mr. Druckman and Mr. Peleg shall have delivered to each other a duly executed Registration Rights Agreement, to cover the registration for resale of all the shares of Common Stock to be issued or issuable as contemplated by Sections 9.1(a) – (e) above. Such agreement shall provide for unlimited piggyback rights and demand rights, provided such demand rights shall be available only if the Company shall have cash and cash-equivalents in an amount equal to or exceeding $500,000;

(ii) A pre-ruling from the Israeli Tax Authority shall have been received approving the exchange of the Ordinary Shares, SDS Options and Additional SDS Options to the securities to be issued or issuable as contemplated by Sections 9.1(a) – (e) above, on such terms and conditions satisfactory to the Major Shareholders, the holders of SDS Options, Mr. Druckman and Mr. Peleg; The Company shall undertake to abide by such ruling.

10.    Termination.  This Agreement may be terminated at any time prior to the First Closing, by the Company or by SDS, if (a) the First Closing shall not have been consummated by February 20, 2008, or (b) any injunction or order of any governmental authority permanently restraining, enjoining or otherwise prohibiting consummation of the transaction contemplated by this Agreement shall have become final and non-appealable; provided, however, that the right to terminate this Agreement pursuant to this Section 10 shall not be available to any Party that has breached its obligations under this Agreement in any manner that shall have proximately contributed to the failure to consummate the transaction contemplated by this Agreement.

Neither Party shall have any claim, suit or demand against the other Party in the event of termination of this Agreement pursuant to the provisions of this Section 10 above.

11.    Miscellaneous.

11.1          Further Assurances.  From time to time, whether at or following the First Closing, each Party shall make reasonable commercial efforts to take, or cause to be taken, all actions, and to do, or cause to be done, all things reasonably necessary, proper or advisable, including as required by applicable laws, to consummate and make effective as promptly as practicable the transaction contemplated by this Agreement.

11.2          Notices.  All notices or other communications required or permitted hereunder shall be in writing and shall be deemed duly given (a) if by personal delivery, when so delivered, (b) if mailed, three (3) business days after having been sent by registered or certified mail, return receipt requested, postage prepaid and addressed to the intended recipient as set forth below (or ten (10) business days if the address to which such notice is addressed is not in the same country in which such notice is mailed), or (c) if sent through an overnight delivery service in circumstances to which such service guarantees next day delivery, the second day following being so sent to the addresses of the Parties as indicated on the signature page hereto. Any Party may change the address to which notices and other communications hereunder are to be delivered by giving the other Party notice in the manner herein set forth.

11.3          Choice of Law.  This Agreement shall be governed, construed and enforced in accordance with the laws of the State of New York, without giving effect to principles of conflicts of law.

11.4         Jurisdiction.  The Parties hereby irrevocably consent to the in personam jurisdiction and venue of the courts of the State of New York and of any federal court located in such State in connection with any action or proceeding arising out of or relating to this Agreement, any document or instrument delivered pursuant to, in connection with or simultaneously with this Agreement, or a breach of this Agreement or any such document or instrument.  EACH PARTY HERETO WAIVES TRIAL BY JURY IN ANY ACTION, SUIT OR PROCEEDING ARISING OUT OF THIS AGREEMENT OR ANY BREACH OR ALLEGED BREACH HEREOF.

11.5          Entire Agreement.  This Agreement sets forth the entire agreement and understanding of the Parties in respect of the transaction contemplated hereby and supersedes all prior and contemporaneous  agreements, arrangements and understandings of the Parties relating to the subject matter hereof.  No representation, promise, inducement, waiver of rights, agreement or statement of intention has been made by any of the Parties which is not expressly embodied in this Agreement.

11.6          Assignment. Each Party's rights and obligations under this Agreement shall not be assigned or delegated, by operation of law or otherwise, without the other Party’s prior written consent, and any such assignment or attempted assignment without the other Party’s prior written consent shall be void, of no force or effect, and shall constitute a material default by such Party.

11.7          Amendments.  This Agreement may be amended, modified, superseded or cancelled, and any of the terms, covenants, representations, warranties or conditions hereof may be waived, only by a written instrument executed by the Parties hereto.

11.8          Waivers.  The failure of any Party at any time or times to require performance of any provision hereof shall in no manner affect the right at a later time to enforce the same.  No waiver by any Party of any condition, or the breach of any term, covenant, representation or warranty contained in this Agreement, whether by conduct or otherwise, in any one or more instances shall be deemed to be or construed as a further or continuing waiver of any such condition or breach or a waiver of any other term, covenant, representation or warranty of this Agreement.

11.9          Counterparts.  This Agreement may be executed simultaneously in two or more counterparts and by facsimile, each of which shall be deemed an original, but all of which together shall constitute one and the same instrument.

11.10        Severability.  If any term, provision, covenant or restriction of this Agreement is held by a court of competent jurisdiction or other authority to be invalid, void or unenforceable, the remainder of the terms, provisions, covenants and restrictions of this Agreement shall remain in full force and effect and shall in no way be affected, impaired or invalidated so long as the economic or legal substance of the transaction contemplated hereby is not affected in any manner materially adverse to any Party. Upon such determination, the Parties shall negotiate in good faith to modify this Agreement so as to give effect the original intent of the Parties as closely as possible in an acceptable manner in order that the transaction contemplated hereby are consummated as originally contemplated to the fullest extent possible.

11.11        Interpretation.  (a) The Parties agree that this Agreement shall be deemed to have been jointly and equally drafted by them, and that the provisions of this Agreement therefore shall not be construed against a Party or Parties on the ground that such Party or Parties drafted or was more responsible for the drafting of any such provision(s). The Parties further agree that they have each carefully read the terms and conditions of this Agreement, that they know and understand the contents and effect of this Agreement and that the legal effect of this Agreement has been fully explained to their satisfaction by counsel of their own choosing.  The various paragraph and/or section headings in this Agreement are for reference and convenience only and shall not be considered in the interpretation hereof for any purpose and in no way alter, modify, amend, limit, or restrict any contractual obligations of the Parties.

(b) The use herein of the masculine pronouns "him" or "his" or similar terms shall be deemed to include the feminine and neuter genders as well and the use herein of the singular pronoun shall be deemed to include the plural as well and vice versa.

(c) The phrase "the transaction contemplated by this Agreement" and “documents ancillary hereto” or similar terms shall be deemed to refer only to the transactions to be consummated at the First Closing.

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IN WITNESS WHEREOF, the Parties have duly executed this Investment Agreement as of the date first above written.

PCMT CORPORATION	SUSPECT DETECTION SYSTEMS LTD.

By: /s/ Asher Zwebner	By: /s/ Shabtai Shoval
Name: Asher Zwebner	Name: Shabtai Shoval
Title: CFO and Interim CEO	Title: CEO